Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

FNB United Corp.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of FNB United Corp. of our reports dated March 26, 2007, with respect to the consolidated financial statements of FNB United Corp. and subsidiaries, and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the annual report on Form 10-K of FNB United Corp. for the year ended December 31, 2006.

/s/ Dixon Hughes PLLC

Raleigh, North Carolina
June 27, 2007